Exhibit 99.2

AMENDMENT FOR
HEROES EARNINGS ASSISTANCE AND RELIEF TAX ACT OF 2008 (“HEART ACT”)
AND 2009 SUSPENSION OF REQUIRED MINIMUM DISTRIBUTIONS

AVX COPORATION RETIREMENT PLAN

WHEREAS, AVX Corporation (the “Employer”) heretofore adopted the AVX Corporation Retirement Plan (the “Plan”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”), to reflect administration of 2009 required minimum distributions, and for other administrative changes; and

WHEREAS, this amendment shall replace and supersede any prior amendment to the Plan for the HEART Act;

NOW, THEREFORE, the Plan is hereby amended, effective as of the dates set forth below, as follows, with such amendment intended to constitute good faith compliance with the above referenced law changes:

1.	Effective as of the first day of the Plan Year beginning in 2011, Section 7.2 of the Plan shall be amended by replacing the second paragraph thereof with the following:

“Notwithstanding the foregoing, a Participant’s Account may be frozen to prevent the Participant from taking any withdrawals, loans and/or distributions from his Account in accordance with the Plan’s qualified domestic relations or other procedures.”

2. Effective January 1, 2009, Section 7.4 of the Plan shall be amended by adding the following new subsection (g) at the end thereof:

     “(g) Special Rules for Required Minimum Distributions During 2009

For purposes of this subsection, a “2009 RMD” is the required minimum distribution a Participant or Beneficiary, as applicable, is required to receive for 2009 without regard to Code Section 401(a)(9)(H).

A Participant or Beneficiary whose initial required minimum distribution is a 2009 RMD will not receive distribution of his 2009 RMD unless he elects otherwise in accordance with procedures established by the Administrator.

A Participant or Beneficiary whose 2009 RMD is not his initial required minimum distribution will receive his 2009 RMD unless he elects to suspend his 2009 RMD in accordance with procedures established by the Administrator.

A direct rollover will be offered only distributions that would be eligible rollover distributions without regard to Code Section 401(a)(9)(H).

The provisions of this subsection (g) shall be interpreted in accordance with Code Section 401(a)(9)(H) and regulatory guidance issued thereunder.

3.  Section 8.7 of the Plan shall be amended by replacing it with the following:

“8.7 HEART ACT PROVISIONS.

(a)
 Death Benefits. In the case of a Participant’s death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Beneficary(ies) (or surviving spouse, if the qualified joint and survivor annuity or qualified pre-retirement survivor annuity rules apply) of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then terminated employment on account of death.  In addition, vesting service credit for the deceased Participant’s period of qualified military service shall be credited to the extent required by Code Section 401(a)(37).

(b)
Differential wage payments.  For years beginning after December 31, 2008, (i) a Participant receiving a differential wage payment, as defined by Code Section 3401(h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment.

(c)
Severance from employment.  For years beginning after December 31, 2008 and for purposes of Code Section 401(k)(2)(B)(i)(I), an individual shall be treated as having severed from employment during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A).

If a Participant elects to receive a distribution by reason of such severance from employment, the Participant may not make an elective deferral or employee contribution during the six (6)-month period beginning on the date of such distribution.

Effective as of the dates specified above, the provisions of this Section 8.7 shall be interpreted consistent with, and governed by, the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”) and regulatory guidance issued thereunder.”

4.  Omitted

5.  Section 11.1(b)(2) is hereby amended by adding the following to the end thereof:

“For years beginning after December 31, 2008, Compensation shall also include differential wage payments as defined by Code Section 3401(h)(2).”

6.  Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 13th day of December, 2010.

AVX CORPORATION

By: /s/ Kathleen M. Kelly